EXHIBIT 4.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-215877 on Form S-6 of our report dated March 10, 2017, relating to the statements of financial condition of Eaton Vance Unit Trust – Series 11, comprising Eaton Vance International Dividend Fortitude Portfolio, Series 5 and Eaton Vance Sustainable Impact Portfolio, Series 5, appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts

March 10, 2017